Exhibit 10.2

WINDTAMER CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

WindTamer Corporation, (the “Company”) has established the Non-Employee Director Compensation Plan (the “Director Plan”). The Director Plan covers all non-employee directors of the Company.  The Director Plan provides for compensation elements comprised of an annual stock option grant.

On January 5th of each year, each non-employee director is entitled to receive an annual award of stock options to purchase 200,000 shares of the Company’s common stock.  The stock options are awarded under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), and subject to the terms of such plan.  The stock options shall have a term of ten (10) years and shall vest in full on the first anniversary of the date of grant.

Directors elected after January 1st of any given fiscal year, shall receive an option award pro-rated for each full or partial month remaining during the year in which the director is elected.  For instance, a director first elected on June 15th, shall receive an award at a ratio of 7/12ths to the full award, or 116,667 shares.

As amended, December 2009.